UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2001

MEMC Electronic Materials, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Pearl Drive (City of O'Fallon)
St. Peters, MO 63376
(636) 474-5000
(Address, including zip code, and telephone number
of principal executive offices)

Item 1. Changes in Control of Registrant.

(b) E.ON AG, together with its affiliates ("E.ON"), is the beneficial owner of approximately 71.8% of the outstanding common stock of MEMC Electronic Materials, Inc. ("MEMC" or the "Registrant") and is the principal creditor of MEMC. On September 30, 2001, E.ON and TPG Partners III, L.P., T3 Partners, L.P., T3 Partners II, L.P. and TPG Wafer Holdings LLC (collectively "TPG"), entered into a definitive agreement (the "Purchase Agreement") pursuant to which TPG has agreed to acquire all of E.ON's equity interest in MEMC and all of E.ON's outstanding loans to MEMC. On October 1, 2001, E.ON filed an amendment to its Schedule 13D reporting on these developments. A copy of the Purchase Agreement was filed as an exhibit to that Schedule 13D.

The following description of the general terms of the acquisition transaction is qualified by reference to the Purchase Agreement filed with the E.ON Schedule 13D Amendment.

Purchase and Sale of Stock and Notes

Pursuant to the Purchase Agreement, E.ON has agreed, subject to the satisfaction or waiver of certain conditions set forth in the Purchase Agreement, to sell all of the shares of MEMC common stock owned by E.ON to TPG for a nominal consideration. In addition, the Purchase Agreement provides for TPG to purchase from E.ON all of the debt of MEMC and its subsidiaries held by E.ON for a nominal consideration. The Purchase Agreement provides for a post-closing increase in the purchase price of up to $150 million depending on the earnings performance of MEMC for the 2002 fiscal year. E.ON has stated that its purpose in entering into the Purchase Agreement with TPG was the furtherance of E.ON's strategy to focus on its core businesses and to dispose of its interests in its non-core business areas over time. MEMC is not engaged in any of the core businesses of E.ON.

Closing

The Purchase Agreement contemplates a closing of the purchase and sale on October 29, 2001 or as soon thereafter as the conditions to the closing can be satisfied or are waived.

Interim Arrangements

Until the consummation (or termination) of the transactions contemplated by the Purchase Agreement and subject to certain conditions detailed in the Purchase Agreement, E.ON has agreed with TPG to provide up to $50 million to MEMC to fund certain cash needs of MEMC. In addition, the Purchase Agreement contemplates that TPG (or a comparable lender) will provide a secured revolving line of credit to MEMC of up to $150 million effective after the closing. In the event the required funding obligations of E.ON to MEMC are insufficient to provide for MEMC's cash needs through the closing, the Purchase Agreement provides that TPG will make up to $30 million available to MEMC under the secured revolving line of credit in advance of the closing.

Conditions to Closing

The obligations of TPG and E.ON to complete the transactions contemplated in the Purchase Agreement are subject to, among other things, satisfaction of certain closing conditions set forth in the agreement. These conditions include TPG and MEMC reaching definitive agreement with respect to an exchange by TPG of the loans being acquired from E.ON for newly issued debt and equity securities of MEMC and MEMC entering into a new revolving credit facility with TPG (or a comparable lender) for up to $150 million.

Termination

The Purchase Agreement may be terminated prior to the closing by mutual agreement of E.ON and TPG or upon the happening of certain events specified in the Purchase Agreement. Either E.ON or TPG may terminate the Purchase Agreement if the closing does not occur on or prior to November 15, 2001, or in the event all conditions other than governmental approvals have been obtained, on or prior to November 30, 2001.

Item 7	Financial Statements and Exhibits.

(c)	The following exhibit is filed as part of this report on Form 8-K:

Exhibit 99.1 Press release issued by MEMC and dated October 1, 2001, relating to the announcement of the agreement to purchase E.ON's interests in MEMC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: October 15, 2001	/s/ James M. Stolze
By:	James M. Stolze
Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press release of October 1, 2001